Exhibit 10.1

PORTFOLIO DEVELOPMENT ADVISOR AGREEMENT

This AGREEMENT is made effective as of the date set forth below by and between KEWAT, LLC (the “KEWAT”) and Moleculin Biotech, Inc. (the “Company”).

Recitals

A.         KEWAT is an entity that has certain expertise in drug development activities related to the Company’s drug candidate portfolio.

B.         The Company desires to obtain the services of KEWAT and KEWAT desires to provide such services in accordance with the terms hereof.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereby agree as follows:

1.          Engagement. The Company hereby retains KEWAT to provide the Company with the clinical trial advisor services related to the Company’s operations (the “Services”) as shown on Schedule A below, on the terms and conditions hereinafter set forth herein. KEWAT shall perform the Services in a timely and professional manner consistent with industry standards. This Agreement supersedes all other payment arrangements under other agreements between the Company and with KEWAT or KEWAT’s employees. KEWAT represents that it is in the business of providing the Services and is not an entity established as an alter-ego for any individual.

2.           Fees and Expenses.

(a)         This Agreement shall commence on the date hereof, and terminate on the one-year anniversary of the date hereof, unless extended upon mutual agreement by both parties or earlier terminated as provided for herein (the “Term”).

(b)         As compensation for the Services, upon the receipt of approval from its Board of Directors, the Company shall

(i) issue KEWAT a ten-year warrant to purchase 250,000 shares of Company common stock (the “Warrant”), which Warrant shall have an exercise price equal to the market price of the Company’s common stock on the later date of 1) this Agreement is fully executed, or 2) the Company’s Board of Directors approves this Agreement. The Warrant will have a cashless exercise provision; and will have a vesting schedule as follows:

(a)          50% vests upon execution of this Agreement, provided KEWAT does not terminate this Agreement prior to the end of the Term; and

(b)          50% vests 60 days after the end of the Term, provided that during such 60-day period (“Review Period”) the Company’s Board of Directors shall review whether KEWAT has performed the Services, and during such Review Period only, if in the sole discretion of the Company’s Board of Directors, KEWAT has not adequately performed the Services during the Term, up to 50% of the Warrant may be cancelled.

Notwithstanding the foregoing, 100% of the Warrant shall vest upon the date that the Company has a Change in Control that occurs during the Term. “Change in Control” of the Company shall be deemed to have occurred if any of the following events occurs:

(a)          any Person (other than the Company, a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of shares of common stock of the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Person” and “Beneficial Owner” being defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended);

(b)         the Company is party to a merger, consolidation, reorganization or other similar transaction with another corporation or other Person unless, following such transaction, more than 50% of the combined voting power of the outstanding securities of the surviving, resulting or acquiring corporation or Person or its parent entity entitled to vote generally in the election of directors (or Persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote generally in the election of directors immediately prior to such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Company’s outstanding securities entitled to vote generally in the election of directors;

(c)         the election to the Board, without the recommendation or approval of two-thirds of the incumbent Board, of the lesser of: (i) three Directors; or (ii) Directors constituting a majority of the number of Directors of the Company then in office; provided, however, that Directors whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company will not be considered as incumbent members of the Board for purposes of this Section; or

(d)         there is a complete liquidation or dissolution of the Company, or the Company sells all or substantially all of its business and/or assets to another corporation or other Person unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring corporation or Person or its parent entity entitled to vote generally in the election of directors (or Persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote generally in the election of directors immediately prior to such sale, in substantially the same proportions as their ownership, immediately prior to such sale, of the Company’s outstanding securities entitled to vote generally in the election of directors.

Notwithstanding anything to the contrary herein, the Warrant may not be exercised until the Company receives confirmation from NASDAQ that it has no comments on the additional listing application for the shares underlying the Warrant.

(c)         The Company shall reimburse KEWAT for all pre-approved reasonable and necessary out-of-pocket expenses incurred by KEWAT in connection with providing the Services, including reasonable travel expenses. All such expenses shall be reasonably documented in accordance with the Company’s expense reimbursement policies and in no event shall the Company be required to reimburse KEWAT with respect to general, administrative or other overhead expenses.

(d)          No payments shall be made until proper new vendor and required IRS documentation are completed and sent to AP@moleculin.com.

3.           Ownership of Intellectual Property.

(a)         KEWAT acknowledges that no license, right, or other indicia of ownership relating to any proprietary rights of the Company shall be granted or transferred by the Company to KEWAT by virtue of any provision of this Agreement or the performance of the Services as contemplated hereunder. KEWAT further acknowledges that all work performed by KEWAT under this Agreement are works produced for hire and constitute the sole and exclusive property of the Company. In furtherance thereof, KEWAT hereby assigns to the Company all proprietary rights, including, without limitation, to all patents (and applications therefor), copyrights, trade secrets and trademarks KEWAT might otherwise have, by operation of law or otherwise, in all inventions, discoveries, creations, properties, works, ideas, information, laboratory notebooks, knowledge and data developed, reduced to practice or otherwise identified in connection with or related to KEWAT’s access to Confidential Information (as defined below) or performance of the Services as contemplated hereunder. KEWAT further agrees to execute and deliver any additional documents, instruments, applications, oaths or other writings necessary or desirable to further evidence the assignment described in this Section 3 (“Supporting Documents”). If KEWAT fails or refuses to execute or deliver any Supporting Documents, KEWAT hereby agrees, for itself and its officers, employees, successors, assigns, donees, executors, administrators, transferees and personal representatives, to the fullest extent permitted by law, that the Chief Executive Officer of the Company shall be appointed, and the same is hereby irrevocably appointed, KEWAT’s attorney-in-fact with full authority to execute Supporting Documents and perform all other acts necessary to further evidence such assignment. KEWAT represents that it has the authority to assign the foregoing rights to the Company and that such an assignment does not violate any guidelines, policies, or other requirements imposed on KEWAT.

(b)         KEWAT shall not perform any Services during the time that KEWAT is required to devote to any third party that is a direct competitor to the Company’s drug candidates. For the sake of this clause, any drug candidates that would be complimentary to our drug candidates would not be considered competitive. KEWAT shall not use the funding, resources or facilities of any third party to perform the Services and shall not perform any Services in any manner that would give any third party rights to the product of such work.

4.           Confidential Information.

KEWAT acknowledges that in the course of its activities for the Company, it, and its employees and representatives, will have access to certain proprietary technology of the Company, including but not limited to technology, inventions, processes, methods, products and other trade secrets (collectively referred to hereinafter as the “Proprietary Technology'') and to certain confidential information relating to the Proprietary Technology and to the Company's plans and strategies, including plans and strategies for research, development, production, collaboration or expansion, and other information about the business of the Company, which the Company desires to protect and preserve in confidence (collectively referred to as “Confidential Information”). The Company acknowledges that KEWAT, and/or its affiliates, provides services to other companies and that for the purpose of this Agreement the term Confidential Information shall only include exclusively Moleculin’s Confidential Information and not any information belonging to any other companies. KEWAT agrees to the following obligations with respect to the Proprietary Technology and Confidential Information:

(a)         Obligations of Confidence.

(i)         KEWAT shall keep the Proprietary Technology and Confidential Information in confidence, and shall not disclose or otherwise make available, or facilitate the availability, of the same or any part thereof to any person, firm, corporation, or other entity, except as expressly permitted by the Company.

(ii)         KEWAT shall not make, disclose or distribute, directly or indirectly, documents or copies of documents containing disclosures of such Proprietary Technology and Confidential Information, except as necessary to carry out the purposes of this Agreement.

(iii)         KEWAT shall not advise anyone that such Proprietary Technology and Confidential Information is known or used by the Company or others associated with the Company, except as expressly permitted by the Company.

(b)         Non-Use and Related Obligations; Duty of Notification. Nothing herein contained confers on KEWAT any right or license under any of the Company's intellectual property rights.

(c)         Non-Confidential Information. The Company acknowledges that KEWAT's (and KEWAT’s affiliates) obligations of confidence do not apply to that which is already known to such parties as demonstrated by written record, or which is now publicly available or which becomes publicly available in the future other than by breach of this Agreement by KEWAT (or KEWAT’s affiliates), or which is disclosed to KEWAT (or KEWAT’s affiliates) by third parties under no obligation of confidence to the Company.

(d)         This section is superseded by the following. Notwithstanding any of the other terms of this Agreement, and in exception thereto, the parties to this Agreement acknowledge and agree that Dr. Waldemar Priebe, an affiliate of KEWAT, is an employee of The University of Texas MD Anderson Cancer Center (UMDACC) and therefore any obligations on Dr. Priebe pursuant to this Agreement are subject to the Rules and Regulations of The Board of Regents of The University of Texas System and all terms and conditions therein that apply to Dr. Priebe. Dr. Priebe has no right, power or authority to assign or enter into any other agreement with respect to intellectual property, confidential or other proprietary information owned by the Board of Regents that is inconsistent with these Rules and Regulations. A complete copy of the Rules and Regulations of The Board of Regents of The University of Texas System may be found at https://www.utsystem.edu/bor/rules/.

5.           Company Policies. If, at any time, KEWAT is required to work at any of the Company’s premises or use any of its equipment, KEWAT will comply with all relevant health, safety and security regulations and related instructions issued by the Company. By executing this Agreement, KEWAT acknowledges that it and its employees have received and reviewed Moleculin’s Code of Business Conduct and Ethics and Moleculin’s Anti-Bribery Compliance Policy, and that such parties agree to comply with the provisions and restrictions set forth therein.

6.           Term and Termination.

(a)         This Agreement shall be effective as of the date stated above and shall continue until the end of the Term; provided that

(i)         the Company may terminate this Agreement immediately upon the material breach by KEWAT (or its Representatives) of any provision of this Agreement; and

(ii)         either party may terminate this Agreement for any reason upon providing the other party with sixty days written notice. If the Company terminates the Agreement prior to the end of the one-year anniversary of this Agreement, the Company, in its sole discretion, may cancel up to 50% of the Warrant.

(b)         Promptly after the termination or expiration of this Agreement, KEWAT shall return to the Company all whole and partial copies and derivatives of Confidential Information and other materials belonging to the Company that are in KEWAT’s possession or under KEWAT’s direct or indirect control.

(c)         The provisions of Sections 3, 4, and 6 shall survive the expiration or earlier termination of this Agreement.

7.           Reserved.

8.           Waiver. A party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy, does not constitute a waiver of such provision, right or remedy, or prevent such party thereafter from enforcing any or all provisions and exercising any or all other rights and remedies. The exercise of any right or remedy does not constitute an election or prevent the exercise of any or all rights or remedies, all rights and remedies being cumulative.

9.           Notice. Any and all notices referred to herein shall be sufficient if furnished in writing and delivered by hand, by overnight delivery service maintaining records of receipt, to the respective parties at the following addresses:

If to the Company:

Moleculin Biotech, Inc.

5300 Memorial Dr

Suite 950

Houston, Texas 77007

Attn: VP Controller

Phone: 713-300-5160

Email: AP@moleculin.com,

jsmith@moleculin.com, jfoster@moleculin.com

If to KEWAT: To the address and bank account (in the case of payments) set forth on the signature page or to such other address or addresses as either party may from time to time designate by notice given as aforesaid. Notices shall be effective when delivered.

10.         Assignment. KEWAT shall not assign or transfer its interest or obligations under this Agreement, in whole or in part, without the prior written consent of the Company and any such assignment contrary to the terms hereof shall be null and void and of no effect. The Company may assign all its rights and liabilities under this Agreement to any of its affiliates or to a successor to all or a substantial part of its business or assets without the consent of KEWAT. KEWAT shall not subcontract any portion of the Services without the Company’s prior written consent.

11.         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to agreements made and to be performed in such state. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Houston, Texas. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding as set forth herein and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

12.         Entire Agreement. This Agreement constitutes, on and as of the date hereof, the entire agreement of the parties with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between the parties with respect to such subject matter are hereby superseded in their entireties. This Agreement shall not be amended in any respect whatsoever except by a further agreement, in writing, fully executed by each of the parties.

13.         Independent Contractors. KEWAT is hereby engaged as an independent contractor and not as an employee of the Company. KEWAT is providing the Services solely at its own direction and under its own supervision. Nothing herein shall be construed as creating an employer/employee relationship between Company and KEWAT or placing the parties in a partnership or joint venture relationship. KEWAT shall have absolutely no authority to bind, commit or otherwise obligate the Company in any way whatsoever nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing an agency, partnership, employer/employee or joint venture relationship between the parties hereto.

14.         Taxes. KEWAT shall pay and report all applicable local, state and federal taxes and insurance in connection with KEWAT’s receipt of payments under this Agreement. KEWAT further agrees to maintain workers’ compensation insurance in the amount required by the laws of the state in which KEWAT’s employees performing the Services are located. KEWAT shall provide the Company with a completed IRS Form W-9, including its United States Tax Identification Number (TIN) upon execution of this Agreement. No issuances of payments or equity will occur until the Company receives such information. The Company shall provide KEWAT with an Internal Revenue Service (IRS) Form 1099 in connection with the performance of the Services.

15.         No Debarment. KEWAT represents and agrees that neither KEWAT nor any of KEWAT’s employees, if applicable, or Representatives has been debarred by the FDA and that no FDA debarred person will, in the future, be employed or engaged by KEWAT in connection with the Services. KEWAT further agrees that KEWAT will notify Company immediately in the event of any debarment or threat of debarment occurring during the period in which KEWAT is performing Services or thereafter.

16.         No Violation. KEWAT shall perform the Services in compliance with applicable federal, state, and local laws and regulations. KEWAT represents to the Company that its execution and performance of this Agreement does not violate any agreement, or other ethical policies, rules, or regulations to which KEWAT is subject or represent a conflict of interest

17.         Export Administration Act. Without limiting Section 16 above, KEWAT acknowledges and agrees that any services provided under this Agreement is subject to compliance with United States and other applicable country export control and trade sanctions laws, rules and regulations, including, without limitations the regulations promulgated by the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the Treasury (“Export Control Laws”). KEWAT represents and warrants that (i) it (or its employees or Representatives) is not a resident of, or located within, a restricted country (including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria), and (ii) it (or its employees or Representatives) is not identified on any U.S. government restricted party lists (including, without limitation, the U.S. Treasury Department’s List of Specially Designated Nationals and Blocked Persons, the U.S. Department of Commerce’s Denied Party List, Entity List and Unverified List and the U.S. Department of State proliferation-related lists). The violation of this Section 17 by KEWAT shall result in the immediate termination of this Agreement. The violation of this Section by 17 by any contracted party by KEWAT may, at the Company’s sole discretion, terminate this Agreement.

18.         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one agreement binding on the parties hereto. Copies of original signature pages sent by facsimile and/or PDF shall have the same effect as signature pages containing original signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

KEWAT, LLC

By:         /s/ Teresa Priebe

Teresa Priebe

Manager

September 20, 2022

Moleculin Biotech, Inc.

By:         /s/ Jonathan P. Foster

Name:    Jonathan P. Foster

Title:       Chief Financial Officer

Date:       September 6, 2022

Schedule A – Services

Moleculin is contracting with KEWAT to help advance the development of its portfolio of drug candidates by providing Services. Consulting Services shall include (but not be limited to) the following:

●	Design of in vitro and in vivo testing protocols to support mechanistic understanding, scientific rationale and demonstration of safety and efficacy
●	Selection and supervision of contractors to execute such protocols
●	Participation in recruitment and retention of non-clinical and clinical investigators
●	Identification of opportunities to extend the length of exclusivity for assets and indications
●	Consultation with drug substance and drug product manufacturers and related analytical laboratories to optimize quality, yield and stability
●	Participation in Business Development efforts, especially as it relates to supporting the non-clinical due diligence relating to potential collaborations
●	Identification of potential grant funding opportunities and assistance in preparing grant applications
●	Assistance in preparation of clinical protocols and related regulatory filings

KEWAT personnel shall be available to Moleculin throughout the Term of this Agreement and shall participate in weekly Moleculin Team Meetings as requested.